Exhibit 99.1

Press Release
For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Earnings for 2012

•	Net earnings were $77.3 million for 2012, or $0.74 per diluted share.

•	Net earnings were $22.1 million, or $0.21 per share, for the fourth quarter of 2012.

•	Total loans and leases, net of deferred fees and discount, grew by $11.8 million over the previous quarter.

•

Allowance for credit losses represented 2.84% of total non-covered loans and leases, and non-performing loans totaled $58.0 million, or 1.78% of total non-covered loans and leases, at December 31, 2012.

•	Non-interest bearing deposits totaled $2.42 billion (50.7% of total deposits), an increase of $393.1 million from $2.03 billion at December 31, 2011.

Ontario, CA, January 16, 2013-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the year ended December 31, 2012.

CVB Financial Corp. reported net income of $77.3 million for the year ended December 31, 2012, compared with net income of $81.7 million for 2011. Diluted earnings per share were $0.74 for the year ended December 31, 2012, compared to $0.77 for the same period last year. Net income for 2012 included pre-tax debt termination expense of approximately $20.4 million, which represents the present value of future interest payments and lender hedge termination fees, related to the August 2012 redemption of $250.0 million of fixed rate loans from the Federal Home Loan Bank (“FHLB”). The terminated FHLB loans carried an average coupon rate of 3.39% and a weighted average remaining life of 2.6 years. The Company also elected to redeem $48.0 million in junior subordinated debentures during 2012 bearing interest at 2.85% to 3.25% above the 90-day LIBOR. These repayments were made to reduce future interest expense. Operating results for the year ended December 31, 2012 reflected zero loan loss provision, compared to $7.1 million for 2011.

Chris Myers, President and CEO commented, “2012 was the second most profitable year in CVBF history and would have been the most profitable had we not elected to prepay $250 million in FHLB debt in August. We are pleased with the consistency of our operating performance over the last seven fiscal quarters and remain proud of the outstanding efforts of our associates.”

Net income for the year ended December 31, 2012 produced a return on beginning equity of 10.81%, a return on average equity of 10.31% and a return on average assets of 1.19%. The efficiency ratio for 2012 was 54.64% (46.58% excluding the FHLB debt termination), compared to 52.45% (51.21% excluding the prior year FHLB debt termination) for 2011.

Non-interest income was $15.9 million for 2012, compared with $34.2 million for 2011. Non-interest income for 2012 was reduced by a $21.9 million net decrease in the FDIC loss sharing asset, compared to an increase of $171,000 for 2011.

As a percentage of average assets, non-interest expense was 2.13% for 2012, compared to 2.17% for 2011. If the FHLB debt termination expense of $20.4 million and $3.3 million for 2012 and 2011, respectively, are eliminated from this calculation, non-interest expense was 1.82% for 2012 and 2.12% for 2011. In terms of dollars, this represents a year-over-year decrease of $19.9 million. The decrease was primarily attributable to decreases of $7.5 million in legal expenses, $4.6 million in OREO related expenses, $1.5 million in salaries and related expenses, $1.4 million in regulatory assessments, $1.3 million in other professional expenses, and $1.3 million in amortization of intangible assets.

The Company reported net income of $22.1 million for the fourth quarter ended December 31, 2012. This represents an increase of $424,000, or 1.95%, when compared with $21.7 million in net income reported for the fourth quarter of 2011. Diluted earnings per share were $0.21 for the fourth quarter of 2012 and 2011.

Net income for the fourth quarter of 2012 produced an annualized return on beginning equity of 11.68%, an annualized return on average equity of 11.52% and an annualized return on average assets of 1.37%.

Interest income and fees on loans for the fourth quarter of 2012 totaled $47.2 million, which included $3.3 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented a decrease of $1.1 million, or 2.24%, when compared to interest income on loans of $48.3 million, which included $948,000 of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans, for 2011. Interest income and fees on loans for 2012 totaled $205.8 million, which included $22.6 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from SJB. This compares to interest income and fees on loans of $207.1 million, which included $12.6 million of discount accretion for 2011.

Our credit loss experience on loans acquired from the SJB acquisition continued to improve. At December 31, 2012, the remaining discount associated with the SJB loans approximated $25.3 million. Based on the current forecast of expected cash flows, approximately $16.4 million of the discount is expected to accrete into interest income over the remaining lives of the loans. The FDIC loss sharing asset totaled $18.5 million at December 31, 2012. The loss sharing asset will continue to be reduced by loss claims submitted to the FDIC with the remaining balance amortized on the same basis as the discount, not to exceed the remaining life of the loss share contract of approximately 1.75 years.

Non-interest income was $5.7 million for the fourth quarter of 2012, compared with $2.6 million for the third quarter. Non-interest income for the fourth quarter was reduced by a $2.6 million net decrease in the FDIC loss sharing asset, compared to a $7.1 million net decrease for the third quarter.

Non-interest expense for the fourth quarter of 2012 was $29.0 million, a decrease of $21.0 million over the third quarter of 2012 and $5.7 million over the fourth quarter of 2011. The quarter-over-quarter decrease was primarily due to $20.4 million in FHLB debt termination expense resulting from the repayment of $250.0 million of fixed rate loans to the Federal Home Loan Bank in the third quarter of 2012. Our efficiency ratio was 47.22% for the fourth quarter of 2012, compared with 80.20% for the third quarter of 2012 (47.52% excluding the FHLB debt termination), and 52.64% for the fourth quarter of 2011 (47.62% excluding the FHLB debt termination).

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $237.0 million for the year ended December 31, 2012, compared to $234.7 million for 2011.

Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.66%for 2012, compared to 3.78% for 2011. Total average earning asset yields (excluding discount) decreased to 4.06% for 2012 from 4.34% for 2011. Total cost of funds decreased to 0.44% for 2012 from 0.60% for 2011.

Net interest income, before the provision for credit losses, of $55.6 million for the fourth quarter of 2012 increased $447,000, or 0.81%, compared to the same period in 2011.

Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.60% for the fourth quarter of 2012, compared to 3.60% for the third quarter of 2012 and 3.62% for the fourth quarter of 2011. Total average earning asset yields decreased to 3.87% for the fourth quarter of 2012 from 3.99% for the third quarter of 2012 and 4.14% for the fourth quarter of 2011. Total cost of funds decreased to 0.32% for the fourth quarter of 2012 from 0.43% for the third quarter and 0.56% for the fourth quarter of 2011.

Assets

The Company reported total assets of $6.36 billion at December 31, 2012. This represents an increase of $42.0 million, or 0.67%, from total assets of $6.32 billion at September 30, 2012. Earning Assets of $6.04 billion at December 31, 2012 increased $60.7 million, or 1.02%, when compared with $5.98 billion at September 30, 2012. The increase in earning assets was primarily due to a $191.8 million increase in investment securities and an $11.8 million increase in loans, partially offset by a $137.1 million decrease in interest-earning cash.

Total assets of $6.36 billion at December 31, 2012 decreased $119.6 million, or 1.84%, from total assets of $6.48 billion at December 31, 2011. Earning assets totaled $6.04 billion at December 31, 2012, a decrease of $92.4 million, or 1.51%, when compared with earning assets of $6.13 billion at December 31, 2011. The decrease in earning assets was primarily due to a decrease in interest-earning cash as a result of prepaying $250.0 million of FHLB Advances and $48.0 million of Trust Preferred Securities and a $35.1 million decrease in loans, partially offset by a $247.5 million increase in investment securities.

Investment Securities

Investment securities totaled $2.45 billion at December 31, 2012 and $2.26 billion at September 30, 2012, and were up from $2.20 billion at December 31, 2011. As of December 31, 2012, we had a pretax unrealized gain of $74.6 million of which $41.7 million is attributed to our municipal securities portfolio and $32.9 million is attributed to the remainder of the portfolio which is predominantly our mortgage-backed securities (“MBS”) portfolio.

MBS totaled $1.46 billion at December 31, 2012. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $2.1 million as of December 31, 2012, has had $1.8 million in net impairment loss to date since it was purchased in early 2008 with no additional impairment recorded for the fourth quarter of 2012.

Our municipal securities, totaling $625.4 million, are located in 27 states, with approximately $25.8 million, or 4.1%, located within the state of California. Our largest holdings are in New Jersey at 14.3%, Michigan at 12.4% and Illinois at 10.5%. All municipal bond securities are performing.

During the fourth quarter of 2012, we purchased $110.4 million in MBS with an average yield of 1.61%. MBS purchased during the fourth quarter have a weighted average duration of about 3.98 years. There were zero purchases of municipal securities during the fourth quarter of 2012.

Loans

Total loans and leases, net of deferred fees and discount, of $3.45 billion at December 31, 2012, increased by $11.8 million, or 0.34%, from $3.44 billion at September 30, 2012.

Quarter-over-quarter, non-covered loans grew by $23.9 million, while covered loans declined by $12.1 million.

Total loans and leases, net of deferred fees and discount, of $3.45 billion at December 31, 2012, decreased by $35.1 million, or 1.01%, from $3.48 billion at December 31, 2011. Non-covered loans grew by $32.2 million year-over-year, while covered loans declined by $67.3 million.

Deposits & Customer Repurchase Agreements

Total deposits of $4.78 billion and customer repurchase agreements of $473.2 million totaled $5.25 billion at December 31, 2012. This represents an increase of $133.3 million, or 2.61%, when compared with total deposits and customer repurchase agreements of $5.11 billion at December 31, 2011. Deposits and customer repurchase agreements increased $17.3 million, or 0.33%, when compared with the prior quarter.

Non-interest bearing deposits were $2.42 billion at December 31, 2012, an increase of $393.1 million, or 19.39%, compared to $2.03 billion at December 31, 2011 and an increase of $96.6 million, or 4.16%, when compared to the quarter ended September 30, 2012. At December 31, 2012, non-interest bearing deposits were 50.71% of total deposits, up from 44.04% at December 31, 2011 and 48.62% at September 30, 2012.

Our average cost of total deposits was 0.11% for the three months ended December 31, 2012, compared to our cost of total deposits of 0.15% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the three months ended December 31, 2012, compared to 0.17% for the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $198.9 million in FHLB Advances at December 31, 2012 and September 30, 2012, compared to FHLB Advances of $448.7 million at December 31, 2011.

On August 28, 2012, we redeemed five outstanding fixed rate loans from the Federal Home Loan Bank, in an aggregate principal amount of $250 million, with an average coupon of 3.39%. The repayment of these advances, which resulted in a $20.4 million termination expense on a pre-tax basis, was funded from Citizens Business Bank deposits at the Federal Reserve Bank of San Francisco. The Bank focused this set of prepayments on five Federal Home Loan Bank loans, all maturing in 2015.

At December 31, 2012, we had $26.0 million of overnight borrowings at a cost of 12 basis points.

At December 31, 2012, we had $67.0 million of junior subordinated debentures, compared to $115.1 million at December 31, 2011.

On January 7, 2012, we redeemed the outstanding capital and common securities issued by First Coastal Capital Trust II for total consideration of $6.8 million.

We also redeemed 50% of the outstanding capital and common securities issued by CVB Capital Trust I (the “Trust”) on June 17, 2012 and September 17, 2012, respectively. The Trust was redeemed in total for $41.2 million.

We took these actions to deleverage the balance sheet and reduce ongoing funding costs.

Subsequent to December 31, 2012, we redeemed an additional $20.6 million of the outstanding capital and common securities issued by the Company’s trust subsidiary, CVB Statutory Trust II, on January 7, 2013.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for credit losses was $92.4 million at December 31, 2012, compared to $92.1 million at September 30, 2012 and $94.0 million at December 31, 2011. The increase for the fourth quarter was due to $374,000 in net loan recoveries for the fourth quarter 2012. The decrease in the allowance for credit losses from December 31, 2011 was due to $1.5 million in net charge-offs for the year ended December 31, 2012. The allowance for credit losses was 2.84%, 2.85%, 2.89%, 2.89% and 2.92% of total non-covered loans and leases outstanding at December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011, respectively. There was zero provision for credit losses for the year ended December 31, 2012, compared to a provision for credit losses of $7.1 million for 2011.

Non-performing loans, defined as non-accrual loans and non-performing troubled debt restructured loans (“TDR”), were $58.0 million at December 31, 2012, or 1.78% of total loans. This compares to non-performing loans of $66.0 million at September 30, 2012 and $62.7 million at December 31, 2011. The $58.0 million in non-performing loans at December 31, 2012 are summarized as follows: $10.7 million in commercial construction, $13.1 million in residential mortgages, $21.0 million in commercial real estate, $3.1 million in commercial and industrial, $9.8 million in dairy & livestock loans, and $215,000 in other loans. The $8.0 million decrease in non-performing loans for the quarter was principally due to a $7.0 million decrease in non-performing commercial construction, a $760,000 decrease in commercial and industrial, and a $503,000 decrease in non-performing dairy & livestock loans. These decreases were partially offset by a $781,000 increase in non-performing residential real estate loans.

At December 31, 2012, we had $14.8 million in Other Real Estate Owned (“OREO”), an increase of $4.3 million from the eight OREO properties totaling $10.5 million at September 30, 2012 and $1.0 million from the eleven OREO properties totaling $13.8 million at December 31, 2011. During 2012, we added seven properties to OREO for a total of $8.5 million, which included one $5.6 million construction loan that went to

OREO in the fourth quarter. We sold eleven properties with an OREO value of $7.0 million, realizing a net gain of $397,000. We now have seven non-covered OREO properties.

At December 31, 2012, we had loans delinquent 30 to 89 days of $887,000. This compares to delinquent loans of $1.7 million at September 30, 2012 and $5.5 million at December 31, 2011. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.03% at December 31, 2012, 0.05% at September 30, 2012, and 0.17% at December 31, 2011. All loans delinquent 90 days or more were categorized as non-performing.

At December 31, 2012, we had $50.4 million in performing TDR loans, a decrease of $1.2 million from performing TDR loans at September 30, 2012 and an increase of $11.8 million from performing TDR loans at December 31, 2011. In terms of number of loans, we had 34 performing TDR loans at December 31, 2012, compared to 32 performing TDR’s at September 30, 2012 and 16 performing TDR loans at December 31, 2011.

Non-performing assets, defined as non-covered non-accrual loans and other real estate owned, totaled $72.8 million at December 31, 2012, $76.5 million at September 30, 2012, and $76.5 million at December 31, 2011.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2012, classified loans totaled $314.0 million, compared to $302.5 million at September 30, 2012. The $11.5 million increase was primarily due to the downgrading of several dairy and livestock loans. Classified loans decreased $45.2 million from $359.2 million at December 31, 2011.

San Joaquin Bank Asset Quality (Covered loans)

At December 31, 2012, we had $220.5 million of gross loans from SJB with a carrying value of $195.2 million, compared to $235.9 million of gross loans at September 30, 2012 with a carrying value of $207.3 million, and $330.4 million of gross loans at December 31, 2011 and $262.5 million in carrying value. Of the gross loans, we had $27.9 million in non-performing loans as of December 31, 2012, or 12.67%, compared to $83.7 million in non-performing loans at December 31, 2011, or 25.35%. We had three properties in OREO totaling $1.1 million, compared to three properties totaling $1.3 million at September 30, 2012, and 16 properties totaling $9.8 million at December 31, 2011.

CitizensTrust

CitizensTrust has approximately $2.10 billion in assets under management and administration, including $1.58 billion in assets under management, as of December 31, 2012. Revenues were $1.9 million for the fourth quarter and $8.2 million for 2012, compared to $2.2 million and $8.7 million for the same periods in 2011. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.4 billion. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time tomorrow, January 17, 2013, to discuss the Company’s fourth quarter and year end 2012 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through January 28, 2013 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10022479.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, pre-tax debt termination expense, after-tax debt termination expense, and earnings and efficiency ratios and noninterest expense to average assets adjusted to exclude FHLB debt termination expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking, securities, employment, executive compensation, insurance, and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; cyber-security threats including loss of system functionality or theft or loss of data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of mobile banking applications; the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2012	2012	2011
Assets
Cash and due from banks	$87,274	$99,881	$35,407
Interest-earning balances due from Federal Reserve Bank	11,157	148,304	309,936

Total cash and cash equivalents	98,431	248,185	345,343
Interest-earning balances due from depository institutions	70,000	70,000	60,000
Investment securities available-for-sale	2,449,387	2,257,507	2,201,526
Investment securities held-to-maturity	2,050	2,122	2,383
Investment in stock of Federal Home Loan Bank (FHLB)	56,651	62,428	72,689
Non-covered loans held-for-sale	—	996	348
Covered loans held-for-sale	—	—	5,664
Non-covered loans and lease finance receivables	3,252,313	3,227,405	3,219,727
Allowance for credit losses	(92,441)	(92,067)	(93,964)

Net non-covered loans and lease finance receivables	3,159,872	3,135,338	3,125,763

Covered loans and lease finance receivables, net	195,215	207,307	256,869
Premises and equipment, net	35,080	35,577	36,280
Intangibles	3,389	3,830	5,548
Goodwill	55,097	55,097	55,097
Bank owned life insurance	119,744	118,384	116,132
FDIC loss sharing asset	18,489	22,271	59,453
Other assets	99,959	102,299	139,820

TOTAL ASSETS	$6,363,364	$6,321,341	$6,482,915

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,420,993	$2,324,401	$2,027,876
Investment checking	323,159	302,071	338,424
Savings and money market demand	1,315,668	1,416,035	1,401,098
Time deposits	714,167	738,609	837,150

Total deposits	4,773,987	4,781,116	4,604,548

Customer repurchase agreements	473,244	448,788	509,370
FHLB advances	198,934	198,866	448,662
Other borrowings	26,000	—	—
Junior subordinated debentures	67,012	67,012	115,055
Other liabilities	61,217	71,352	90,466

Total liabilities	5,600,394	5,567,134	5,768,101

Stockholders’ Equity:
Stockholders’ equity	719,719	705,742	673,345
Accumulated other comprehensive income, net of tax	43,251	48,465	41,469

Total stockholders’ equity	762,970	754,207	714,814

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,363,364	$6,321,341	$6,482,915

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Assets:
Cash and due from banks	$103,232	$40,060	$110,649	$75,360
Interest-earning balances due from Federal Reserve Bank	120,334	473,856	212,136	380,462
Interest-earning balances due from depository institutions	—	—	—	30,588

Total cash and cash equivalents	223,566	513,916	322,785	486,410
Interest-earning balances due from depository institutions	70,000	52,558	64,617	50,787
Investment securities available-for-sale	2,345,642	2,128,703	2,295,194	1,980,984
Investment securities held-to-maturity	2,059	2,489	2,165	2,790
Investment in stock of Federal Home Loan Bank (FHLB)	59,477	74,410	65,792	80,091
Non-covered loans held-for-sale	991	1,135	1,466	3,052
Covered loans held-for-sale	—	5,692	2,289	1,419
Non-covered loans and lease finance receivables	3,243,173	3,180,872	3,199,629	3,222,450
Allowance for credit losses	(92,137)	(94,842)	(92,527)	(101,080)

Net non-covered loans and lease finance receivables	3,151,036	3,086,030	3,107,102	3,121,370

Covered loans and lease finance receivables, net	196,597	268,603	227,942	318,840
Premises and equipment, net	35,397	36,390	35,841	38,353
Intangibles	3,590	5,908	4,276	7,198
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	118,977	115,729	117,642	114,583
FDIC loss sharing asset	20,803	56,823	41,064	72,538
Other assets	133,980	177,414	142,670	171,996

TOTAL	$6,417,212	$6,580,897	$6,485,942	$6,505,508

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,379,209	$2,039,670	$2,220,714	$1,905,605
Interest-bearing	2,406,499	2,587,155	2,482,684	2,652,093

Total deposits	4,785,708	4,626,825	4,703,398	4,557,698
Customer repurchase agreements	495,107	507,576	496,978	530,924
FHLB advances	198,909	546,463	362,741	547,987
Other borrowings	1,600	3,616	411	6,647
Junior subordinated debentures	67,012	115,055	90,935	115,055
Other liabilities	104,421	68,005	81,950	65,847

Total liabilities	5,652,757	5,867,540	5,736,413	5,824,158

Stockholders’ equity:
Stockholders’ equity	716,047	674,072	705,775	661,310
Accumulated other comprehensive income, net of tax	48,408	39,285	43,754	20,040

Total stockholders’ equity	764,455	713,357	749,529	681,350

TOTAL	$6,417,212	$6,580,897	$6,485,942	$6,505,508

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Interest income:
Loans held-for-sale	$5	$10	$21	$56
Loans and leases, including fees	43,852	47,332	183,125	194,448
Accretion on acquired loans	3,349	948	22,607	12,586

Total loans and leases, including fees	47,206	48,290	205,753	207,090
Investment securities:
Taxable	6,823	8,913	32,025	37,310
Tax-advantaged	5,497	5,849	22,718	23,640

Total investment income	12,320	14,762	54,743	60,950
Dividends from FHLB stock and PCBB stock	408	59	671	242
Federal funds sold & interest-earning CDs	199	385	1,055	1,438

Total interest income	60,133	63,496	262,222	269,720
Interest expense:
Deposits	1,306	1,721	5,911	8,708
Borrowings and junior subordinated debentures	3,183	6,578	19,361	26,331

Total interest expense	4,489	8,299	25,272	35,039

Net interest income before provision for credit losses	55,644	55,197	236,950	234,681
Provision for credit losses	—	—	—	7,068

Net interest income after provision for credit losses	55,644	55,197	236,950	227,613
Noninterest income:
Impairment loss on investment securities	—	(110)	—	(656)
Service charges on deposit accounts	3,874	3,995	16,106	15,768
Trust and investment services	1,905	2,215	8,169	8,683
Increase (decrease) in FDIC loss sharing asset	(2,577)	1,289	(21,916)	171
Other	2,527	3,341	13,544	10,250

Total noninterest income	5,729	10,730	15,903	34,216
Noninterest expense:
Salaries and employee benefits	17,640	16,534	68,496	69,993
Occupancy	2,714	2,912	10,822	11,261
Equipment	1,177	1,117	4,651	5,322
Professional services	1,034	2,666	6,249	15,031
Amortization of intangible assets	442	852	2,159	3,481
Provision for unfunded commitments	(1,000)	—	(1,000)	(918)
Debt termination	—	3,310	20,379	3,310
OREO expense	688	1,706	2,146	6,729
Other	6,284	5,610	24,258	26,816

Total noninterest expense	28,979	34,707	138,160	141,025

Earnings before income taxes	32,394	31,220	114,693	120,804
Income taxes	10,258	9,508	37,413	39,071

Net earnings	$22,136	$21,712	$77,280	$81,733

Basic earnings per common share	$0.21	$0.21	$0.74	$0.77

Diluted earnings per common share	$0.21	$0.21	$0.74	$0.77

Dividends declared per common share	$0.085	$0.085	$0.340	$0.340

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Interest income—(Tax-Effected) (te)	$62,214	$65,942	$270,764	$279,587
Interest expense	4,489	8,299	25,272	35,039

Net Interest income—(te)	$57,725	$57,643	$245,492	$244,548

Return on average assets, annualized	1.37%	1.31%	1.19%	1.26%
Return on average equity, annualized	11.52%	12.08%	10.31%	12.00%
Efficiency ratio [1]	47.22%	52.64%	54.64%	52.45%
Efficiency ratio excluding debt termination [1] [2]	47.22%	47.62%	46.58%	51.21%
Noninterest expense to average assets	1.80%	2.09%	2.13%	2.17%
Noninterest expense to average assets, excluding debt termination [2]	1.80%	1.89%	1.82%	2.12%
Yield on average earning assets (te)	4.13%	4.24%	4.47%	4.61%
Yield on average earning assets (te) excluding discount	3.87%	4.14%	4.06%	4.34%
Cost of deposits	0.11%	0.15%	0.13%	0.19%
Cost of deposits and customer repurchase agreements	0.12%	0.17%	0.14%	0.21%
Cost of funds	0.32%	0.56%	0.44%	0.60%
Net interest margin (te)	3.84%	3.71%	4.06%	4.04%
Net interest margin (te) excluding discount	3.60%	3.62%	3.66%	3.78%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	104,536,089	104,159,966	104,418,905	105,142,650
Diluted	104,712,918	104,236,764	104,657,610	105,222,566
Dividends declared	$8,917	$8,858	$35,642	$33,805
Dividend payout ratio	40.28%	40.80%	46.12%	43.81%
Number of shares outstanding-EOP	104,889,586	104,482,271
Book value per share	$7.28	$6.84
Tangible book value per share	$6.72	$6.26

	December 31,
(Non-covered loans)	2012	2011
Non-performing assets (dollar amount in thousands):
Non-accrual loans	$26,688	$38,828
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (non-performing)	31,309	23,844
Other real estate owned (OREO), net	14,832	13,820

Total non-performing assets	$72,829	$76,492

Troubled debt restructured performing loans	$50,392	$38,554

Percentage of non-performing assets to total loans outstanding and OREO	2.23%	2.37%
Percentage of non-performing assets to total assets	1.14%	1.18%
Allowance for loan losses to non-performing assets	126.93%	122.84%
Net charge-offs to average loans	0.05%	0.57%
Allowance for credit losses:
Beginning balance	$93,964	$105,259
Total loans charged-off	(5,288)	(20,521)
Total loans recovered	3,765	2,158

Net loans charged-off	(1,523)	(18,363)
Provision charged to operating expense	—	7,068
Allowance for credit losses at end of period	$92,441	$93,964

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2012		2011		2010
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.97	$9.99	$9.32	$7.83	$10.89	$8.44
June 30,	$11.92	$10.16	$9.94	$8.18	$11.85	$9.00
September 30,	$12.95	$11.35	$10.00	$7.41	$10.99	$6.61
December 31,	$12.17	$9.43	$10.27	$7.28	$9.09	$7.30

Quarterly Consolidated Statements of Earnings

	4Q	3Q	2Q	1Q	4Q
	2012	2012	2012	2012	2011
Interest income
Loans, including fees	$47,206	$52,604	$55,219	$50,724	$48,290
Investment securities and other	12,927	13,241	14,960	15,341	15,206

	60,133	65,845	70,179	66,065	63,496
Interest expense
Deposits	1,306	1,398	1,554	1,653	1,721
Other borrowings	3,183	4,703	5,665	5,810	6,578

	4,489	6,101	7,219	7,463	8,299
Net interest income before provision for credit losses	55,644	59,744	62,960	58,602	55,197
Provision for credit losses	—	—	—	—	—

Net interest income after provision for credit losses	55,644	59,744	62,960	58,602	55,197
Non-interest income	5,729	2,626	2,292	5,256	10,730
Non-interest expense	28,979	29,641	28,949	30,212	34,707
Debt termination	—	20,379	—	—	—

Earnings before income taxes	32,394	12,350	36,303	33,646	31,220
Income taxes	10,258	3,093	12,684	11,378	9,508

Net earnings	$22,136	$9,257	$23,619	$22,268	$21,712

Basic earning per common share	$0.21	$0.09	$0.23	$0.21	$0.21
Diluted earnings per common share	$0.21	$0.09	$0.23	$0.21	$0.21
Dividends declared per common share	$0.085	$0.085	$0.085	$0.085	$0.085
Dividends Declared	$8,917	$8,909	$8,913	$8,903	$8,858

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Distribution of Loan Portfolio

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Commercial and Industrial	$573,571	$554,000	$546,730	$521,779	$523,950
Real Estate:
Construction	61,300	72,485	74,760	77,385	94,831
Commercial Real Estate	2,169,535	2,206,339	2,166,776	2,223,533	2,171,399
SFR Mortgage	160,703	159,730	161,524	167,465	179,731
Consumer	53,894	54,148	55,674	58,613	59,789
Municipal lease finance receivables	105,767	109,005	109,816	114,792	113,629
Auto and equipment leases	12,716	13,302	15,137	17,105	17,370
Dairy and Livestock	327,579	288,437	281,027	286,027	343,549
Agribusiness	14,732	12,193	15,820	12,216	28,523

Gross Loans	3,479,797	3,469,639	3,427,264	3,478,915	3,532,771
Less:
Purchase accounting discount	(25,344)	(28,590)	(36,502)	(45,456)	(50,780)
Deferred net loan fees	(6,925)	(6,337)	(5,707)	(5,503)	(5,395)
Allowance for credit losses	(92,441)	(92,067)	(91,892)	(91,922)	(93,964)

Net Loans	$3,355,087	$3,342,645	$3,293,163	$3,336,034	$3,382,632

Covered loans, net	$195,215	$207,307	$210,147	$241,943	$256,869
Non-covered loans	3,159,872	3,135,338	3,083,016	3,094,091	3,125,763

Total Net Loans	$3,355,087	$3,342,645	$3,293,163	$3,336,034	$3,382,632

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Non-Performing Assets & Delinquency Trends

(Non-Covered Loans)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Non-Performing Loans
Residential Construction and Land	$—	$—	$—	$920	$920
Commercial Construction and Land	10,663	17,708	17,904	8,349	12,397
Residential Mortgage	13,102	12,321	12,469	13,129	16,970
Commercial Real Estate	21,039	21,354	23,084	27,238	25,992
Commercial and Industrial	3,136	3,896	4,622	4,082	3,432
Dairy & Livestock	9,842	10,345	3,394	1,200	2,475
Agribusiness	—	—	—	—	—
Consumer	215	364	388	308	382
Auto & Equipment Leases	—	—	4	86	104

Total	$57,997	$65,988	$61,865	$55,312	$62,672

% of Total Loans	1.78%	2.04%	1.95%	1.74%	1.95%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	—	—	—	—	—
Residential Mortgage	107	650	—	4,109	1,568
Commercial Real Estate	—	298	1,041	5,798	787
Commercial and Industrial	690	286	176	1,317	3,022
Dairy & Livestock	—	—	—	—	—
Agribusiness	—	170	—	—	—
Consumer	82	72	36	13	59
Auto & Equipment Leases	8	213	—	—	20

Total	$887	$1,689	$1,253	$11,237	$5,456

% of Total Loans	0.03%	0.05%	0.04%	0.35%	0.17%

OREO
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	12,513	7,117	7,117	7,117	7,117
Commercial Real Estate	2,319	3,153	2,407	4,173	6,566
Commercial and Industrial	—	203	203	137	137
Residential Mortgage	—	—	667	—	—
Consumer	—	—	—	—	—
Auto & Equipment Leases	—	—	—	—	—

Total	$14,832	$10,473	$10,394	$11,427	$13,820

Total Non-Performing, Past Due & OREO	$73,716	$78,150	$73,512	$77,976	$81,948

% of Total Loans	2.27%	2.42%	2.32%	2.45%	2.55%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The three and twelve months ended December 31, 2012 net interest income and net interest margin include a yield adjustment of $3.3 million and $22.6 million, respectively, from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended December 31,
	2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$6,038,273	$62,214	4.13%	$6,188,318	$65,942	4.24%
Discount on acquired loans	27,658	(3,349)		50,613	(948)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,065,931	$58,865	3.87%	$6,238,931	$64,994	4.14%

Net interest income and net interest margin (TE)		$57,725	3.84%		$57,643	3.71%
Yield adjustment to interest income from discount accretion		(3,349)			(948)

Net interest income and net interest margin (TE), excluding yield adjustment		$54,376	3.60%		$56,695	3.62%

	Twelve Months Ended December 31,
	2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$6,071,230	$270,764	4.47%	$6,071,463	$279,587	4.61%
Discount on acquired loans	38,713	(22,607)		81,847	(12,586)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,109,943	$248,157	4.06%	$6,153,310	$267,001	4.34%

Net interest income and net interest margin (TE)		$245,492	4.06%		$244,548	4.04%
Yield adjustment to interest income from discount accretion		(22,607)			(12,586)

Net interest income and net interest margin (TE), excluding yield adjustment		$222,885	3.66%		$231,962	3.78%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The following is a reconciliation of Tangible Book Value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of December 31, 2012.

As of December 31, 2012
(Dollars in thousands)
Stockholders’ Equity	$762,970
Less: Goodwill	(55,097)
Less: Intangible Assets	(3,389)

Tangible Book Value	$704,484

Common shares issued and outstanding	104,889,586

Tangible Book Value Per Share	$6.72

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the twelve months ended December 31, 2012, includes a debt termination expense of $20.4 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense and related net interest expense savings, provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Net interest income	$55,644	$55,197	$236,950	$234,681
Noninterest income	5,729	10,730	15,903	34,216
Noninterest expense	28,979	34,707	138,160	141,025
Less: Termination expense on borrowings	—	(3,310)	(20,379)	(3,310)

Adjusted noninterest expense	$28,979	$31,397	$117,781	$137,715

Efficiency ratio	47.22%	52.64%	54.64%	52.45%
Adjusted efficiency ratio	47.22%	47.62%	46.58%	51.21%

Adjusted noninterest expense	28,979	31,397	117,781	137,715
Average assets	6,417,212	6,580,897	6,485,942	6,505,508
Adjusted noninterest expense to average assets	1.80%[1]	1.89%[1]	1.82%	2.12%

[1]	Annualized